Exhibit 99.2
Subject: A difficult decision to realign to our priorities
To: All employees

Team,

I’m reaching out to share important news that I’d like you to hear directly from me. We’ve made the difficult decision to reduce our global headcount by approximately 13%, impacting about 660 employees.

There’s simply no good time to make a decision like this that affects people’s lives and it’s my responsibility to be transparent about how and why this decision was made. I am immensely grateful to those who will be leaving for their significant contributions to Freshworks. While this is likely an unexpected way to end your time here, I hope you leave feeling proud of the impact you’ve had.

Making this decision
One of the first things our Board of Directors asked me to do when I became CEO five months ago was to assess our strategy and ensure we’re focused on the most critical drivers of our business. This work resulted in our three strategic imperatives (our Employee Experience business, AI and our Customer Experience business) and gave us a clear view into where we need to simplify the way we work and operate more efficiently.

We began by combining teams focused on Customer Experience (CX) products, including support, sales and marketing, and reallocating people and investments to prioritize our fastest growing Employee Experience (EX) business. These decisions were made thoughtfully and carefully to set a strong foundation for our future.

To add more focus on our EX, AI and CX priorities, we are realigning our global workforce, putting us on a path to have a bigger impact for our customers. We're making these changes while our business is profitable and our AI-powered products are providing increasing customer value. We believe this will help us accelerate our growth and simplify the way we work, so that we’re running Freshworks in a way that’s efficient and scalable.
Informing impacted employees
Employee notifications happen on different timelines in each country. In the US and India, employees whose roles are being impacted will receive a meeting invitation called ‘Transition Discussion’. These conversations will happen on Wednesday in the US and Thursday in India. Departing employees can expect to have a conversation with a leader in their organization. In countries outside of the US and India, this process may take longer due to local laws and practices.

Supporting our impacted employees
The decision to part ways with members of our team is heavy. These colleagues and friends have been instrumental in building the company we are today. While words alone can’t soften this news, we are committed to treating all impacted employees with dignity, respect, and thoughtful support as they transition.

Transitioning employees may receive financial, medical and career support, including severance pay that’s based on years of service, continued healthcare coverage and Employee Assistance Program support, career transition support as they look for their next opportunity, and immigration support, where applicable. How we do this will vary based on local laws and customs.

Moving forward
Thank you for offering your support, compassion and consideration to those who are leaving Freshworks. I’m thankful for their contributions and know they leave here with skills and experiences that will help them keep growing their careers and have a big impact in future roles.

I hope you’ll join me at our all hands tomorrow at 7:30 am PST/9:00 pm IST, where I’ll share more details and answer your questions.

Dennis